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Exhibit 5.1


            Mc CULLOUGH             O'CONNOR              IRWIN

                                   SOLICITORS





July 28, 2003

Board of Directors,
GenSci Regeneration Sciences Inc.
2 Goodyear, Suite B
Irvine, California, 92618

Dear Sirs:

RE:      GENSCI REGENERATION SCIENCES INC. (THE "ISSUER")

We act as Canadian corporate and securities counsel to the Issuer. We participated in the preparation of the Issuer's amended and restated stock option plan dated June 8, 2000 (the "Plan"). Pursuant to the Plan, a total of 5,300,000 common shares of the Issuer (the "Shares") may be issued pursuant to the exercise of stock options (the "Options") which may be issued from time to time under the Plan.

For the purposes of the opinion expressed herein, we have considered such questions of law and examined such statutes and regulations, corporate records, certificates and other documents and have made such other examinations, searches and investigations as we have considered necessary. In such examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as facsimiles, photocopies, certified copies or otherwise. Our opinion is limited to matters governed by the laws of the Province of British Columbia and the laws of Canada applicable therein. As to certain questions of fact, we have relied on an Officer's Certificate dated July 28, 2003 made by the Chief Financial Officer and Secretary of the Issuer, a copy of which is available on request.

Based on the foregoing and subject to the limitations, qualifications and exceptions expressed herein, we are of the opinion that the Shares have been duly allotted and reserved for issuance and, upon the due exercise of the Options in accordance with the terms of the Plan and receipt of the full exercise price for such Shares determined in accordance with the Plan, the Shares will be duly issued as fully paid and non-assessable shares.

This opinion is solely for your benefit and is not to be relied upon or reviewed by any other party without our prior written consent; provided, however that we hereby consent to the filing of this opinion as Exhibit 5.1 to the Issuer's Form S-8 Registration Statement filed with the United States Securities and Exchange Commission.

Yours truly,

"McCullough O'Connor Irwin"


                                             1100 - 888 Dunsmuir Street
                                             Vancouver, BC
                                             Canada V6C 3K4

                                             T 604-687-7077
                                             F 604-687-7099
                                             A PARTNERSHIP COMPRISED OF LAW
                                             CORPORATIONS



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